Exhibit 23.4

November 26, 2008

Glimcher Realty Trust

180 East Broad Street

Columbus, Ohio 43215

Gentlemen:

We consent to the use of our name as counsel in the Registration Statement on Form S-3 of Glimcher Realty Trust covering 1,900,000 common shares of beneficial interest, $.01 par value per share, to be filed with the Securities and Exchange Commission on November 26, 2008.

Very truly yours,

/s/ Bryan Cave LLP